EXHIBIT 1.1

Execution Version

CATERPILLAR INC.
$1,700,000,000 5.200% Senior Notes due 2035
$300,000,000 5.500% Senior Notes due 2055

UNDERWRITING AGREEMENT

To the Representatives named in Schedule B hereto

of the Several Underwriters named in Schedule A hereto

May 12, 2025

Ladies and Gentlemen:

Caterpillar Inc. (the “Company”) confirms its agreement (the “Agreement”) with you and each of the other “Underwriters” named in Schedule A hereto (collectively, the “Underwriters,” which term shall also include any underwriter substituted as hereinafter provided in Section 10 hereof), for whom you are acting as representatives (in such capacity, the “Representatives”), with respect to the issue and sale by the Company and the purchase by the Underwriters, acting severally and not jointly, of the respective principal amounts set forth in said Schedule A of $1,700,000,000 principal amount of the Company’s 5.200% Senior Notes due 2035 (the “2035 Notes”) and $300,000,000 principal amount of the Company’s 5.500% Senior Notes due 2055 (the “2055 Notes,” and together with the 2035 Notes, the “Securities”). The Securities are to be issued pursuant to an indenture, dated as of May 1, 1987, as amended and supplemented (the “Indenture”), by and between the Company and U.S. Bank National Association, as successor trustee (the “Trustee”). The term “Indenture,” as used herein, includes the Officers’ Certificates (as defined in the Indenture) establishing the form and terms of the Securities pursuant to Section 301 of the Indenture.

The Company understands that the Underwriters propose to make a public offering of the Securities as soon as the Representatives deem advisable after this Agreement has been executed and delivered.

Certain terms used herein are defined in Section 21 hereof.

Section 1. Representations and Warranties. (A) Representations and Warranties by the Company. The Company represents and warrants to each Underwriter as of the date hereof, and as of the Closing Time referred to in Section 2(b) hereof, and agrees with each Underwriter, as follows:

(i)            Compliance with Registration Requirements. The Company meets the requirements for use of Form S-3 under the 1933 Act and has filed with the Securities and Exchange Commission (the “Commission”) an automatic shelf registration statement, as defined in Rule 405, on Form S-3 (File No. 333-283791) covering the registration of the Securities under the 1933 Act, including a related Base Prospectus. The Company may have filed with the Commission, as part of an amendment to the Registration Statement or pursuant to Rule 424(b) (“Rule 424(b)”) of the rules and regulations of the Commission under the 1933 Act (the “1933 Act Regulations”), one or more preliminary prospectus supplements relating to the Securities, each of which has previously been furnished to you. Promptly after execution and delivery of this Agreement, the Company will prepare and file a final prospectus supplement relating to the Securities in accordance with Rule 424(b). As filed, such final prospectus supplement shall contain all information required by the 1933 Act and the 1933 Act Regulations, and, except to the extent the Representatives shall agree in writing to a modification, shall be in all substantive respects in the form furnished to you prior to the Execution Time or, to the extent not completed at the Execution Time, shall contain only such specific additional information and other changes (beyond that contained in the Base Prospectus and any Preliminary Prospectus) as the Company has advised you, prior to the Execution Time, will be included or made therein. The Registration Statement, at the Execution Time, meets the requirements set forth in Rule 415(a)(1)(x).

Caterpillar: Confidential Green

For purposes of this Agreement, all references to the Registration Statement, the Base Prospectus, any Preliminary Prospectus, the Final Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 which were filed under the 1934 Act on or before the Effective Date of the Registration Statement or the issue date of the Base Prospectus, any Preliminary Prospectus or the Final Prospectus, as the case may be; and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Final Prospectus shall be deemed to refer to and include the filing of any document under the 1934 Act after the Effective Date of the Registration Statement or the issue date of the Base Prospectus, any Preliminary Prospectus or the Final Prospectus, as the case may be, deemed to be incorporated therein by reference.

Each of the Registration Statement and any post-effective amendment thereto has become effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto or notice objecting to its use has been issued under the 1933 Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated by the Commission, and any request on the part of the Commission for additional information has been complied with.

On each Effective Date, the Registration Statement did, and when the Final Prospectus is first filed in accordance with Rule 424(b) and at the Closing Time, the Final Prospectus (and any supplement thereto) will, comply in all material respects with the applicable requirements of the 1933 Act and the 1933 Act Regulations, the 1934 Act and the respective rules thereunder (the “1934 Act Regulations”) and the 1939 Act and the respective rules thereunder (the “1939 Act Regulations”); on each Effective Date and at the Execution Time, the Registration Statement did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; on each Effective Date and at the Closing Time the Indenture did comply in all material respects with the applicable requirements of the 1939 Act and the 1939 Act Regulations, and on the date of any filing pursuant to Rule 424(b) and at the Closing Time, the Final Prospectus (together with any supplement thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations or warranties as to (i) that part of the Registration Statement which shall constitute the Statement of Eligibility and Qualification (Form T-1) under the 1939 Act of the Trustee or (ii) the information contained in or omitted from the Registration Statement or the Final Prospectus (or any supplement thereto) in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of any Underwriter through the Representatives specifically for inclusion in the Registration Statement or the Final Prospectus (or any supplement thereto).

Caterpillar: Confidential Green

(ii)           Disclosure Package. At the Execution Time, the Disclosure Package, when taken together as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, the preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein.

(iii)          Well-Known Seasoned Issuer. (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto, if any, for the purposes of complying with Section 10(a)(3) of the 1933 Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Sections 13 or 15(d) of the 1934 Act or form of prospectus), (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offering relating to the Securities in reliance on the exemption in Rule 163, and (iv) at the Execution Time (with such date being used as the determination date for purposes for this clause (iv)) the Company was or is (as the case may be) a “well-known seasoned issuer” as defined in Rule 405. The Company agrees to pay the fees required by the Commission relating to the Securities within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r).

(iv)          Ineligible Issuer. (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Securities and (ii) as of the Execution Time (with such date being used as the determination date for purposes of this clause (ii)), the Company was not and is not an Ineligible Issuer (as defined in Rule 405) without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an Ineligible Issuer.

(v)           Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus and the final term sheet prepared and filed pursuant to Section 3(a) hereof as of its issue date and at all subsequent times through the completion of the offering of the Securities did not and will not include any information that conflicts with the information contained in the Registration Statement, including any document incorporated therein by reference and any prospectus supplement deemed to be a part thereof that has not been superseded or modified; provided, however, the foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Company by or on behalf of any Underwriter through the Representatives specifically for use therein.

(vi)          Independent Accountants. PricewaterhouseCoopers LLP, the independent registered public accounting firm that certified the financial statements and supporting schedules of the Company and its consolidated subsidiaries incorporated by reference in the Registration Statement is an independent registered public firm with respect to the Company within the meaning of the 1933 Act and the 1933 Act Regulations and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board (United States).

Caterpillar: Confidential Green

(vii)          Financial Statements. The financial statements included or incorporated by reference in the Registration Statement, the Disclosure Package and the Final Prospectus, together with the related schedules and notes, present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; and said financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved. The supporting schedules, if any, included or incorporated by reference in the Registration Statement present fairly, in all material respects, in accordance with GAAP the information required to be stated therein.

(viii)        No Material Adverse Change in Business. Since the respective dates as of which information is given in the Disclosure Package and as of the date of the Final Prospectus, except as otherwise stated therein, (A) there shall have been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (B) there shall have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business or as disclosed in filings (whether filed or furnished) with the Securities Exchange Commission, which are material with respect to the Company and its subsidiaries considered as one enterprise, and (C) except for regular quarterly dividends on the Common Stock in amounts per share that are consistent with past practice, there shall have been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(ix)           Good Standing of the Company. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Disclosure Package and the Final Prospectus and to enter into and perform its obligations under this Agreement, except where the failure to be in good standing would not result in a Material Adverse Effect; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

(x)            Good Standing of Subsidiaries. Each of the subsidiaries of the Company has been duly organized and is validly existing as a corporation, limited liability company, partnership, limited partnership or other legal entity recognized by the laws of the jurisdiction in which such subsidiary was formed, in good standing under the laws of the jurisdiction of its incorporation or formation, has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Disclosure Package and the Final Prospectus and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to be so organized or to be in good standing or the failure to so qualify or to be in good standing in any such foreign jurisdiction would not, singly or in the aggregate, result in a Material Adverse Effect; except as otherwise disclosed in the Disclosure Package and the Final Prospectus, all of the issued and outstanding capital stock of each such subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; and none of the outstanding shares of capital stock of any such subsidiary was issued in violation of the preemptive or similar rights of any securityholder of such subsidiary.

Caterpillar: Confidential Green

(xi)           Capitalization. The shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; and none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company.

(xii)          Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(xiii)         Authorization of the Indenture. The Indenture has been duly authorized, executed and delivered by the Company and duly qualified under the 1939 Act and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(xiv)         Authorization of the Securities. The Securities have been duly authorized and, at the Closing Time, will have been duly executed by the Company and, when authenticated, issued and delivered in the manner provided for in the Indenture and delivered against payment of the purchase price therefor as provided in this Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be in the form contemplated by, and entitled to the benefits of, the Indenture.

(xv)          Description of the Securities and the Indenture. The Securities and the Indenture will conform in all material respects to the respective statements relating thereto contained in the Disclosure Package and the Final Prospectus and will be in substantially the respective forms filed or incorporated by reference, as the case may be, as exhibits to the Registration Statement.

Caterpillar: Confidential Green

(xvi)         Absence of Defaults and Conflicts. Neither the Company nor any of its subsidiaries is in violation of its charter or by-laws or in default (beyond any applicable notice and cure period) in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any subsidiary is subject (collectively, “Agreements and Instruments”), (except for such defaults that would not result in a Material Adverse Effect); and the execution, delivery and performance of this Agreement, the Indenture and the Securities and the consummation of the transactions contemplated herein and in the Disclosure Package and the Final Prospectus (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described in the Disclosure Package and the Final Prospectus under the caption “Use of Proceeds”) and compliance by the Company with its obligations hereunder and under the Indenture and the Securities do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any subsidiary pursuant to, the Agreements and Instruments (except for such conflicts, breaches, defaults, Repayment Events or liens, charges or encumbrances that would not result in a Material Adverse Effect), nor will such action result in any violation of the provisions of the charter or by-laws of the Company or any subsidiary or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any subsidiary or any of their assets, properties or operations (except for any violation of any such law, statute, rule, regulation, judgment, order, writ or decree that would not result in a Material Adverse Effect). As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any subsidiary.

(xvii)        Absence of Labor Dispute. Except as described in the Disclosure Package and the Final Prospectus, no Labor Dispute with the employees of the Company exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers, customers or contractors, which, in either case, may reasonably be expected to result in a Material Adverse Effect. For purposes of this Agreement, the term “Labor Dispute” shall mean a controversy between employers and employees concerning conditions of employment or concerning the association or representation of persons in negotiating, fixing, maintaining, changing or seeking to arrange terms or conditions of employment.

(xviii)       Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any subsidiary, which is required to be disclosed in the Disclosure Package and the Final Prospectus (other than as disclosed or incorporated by reference therein), or which might reasonably be expected to result in a Material Adverse Effect, or which might reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder.

Caterpillar: Confidential Green

(xix)         Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Company of its obligations hereunder, in connection with the offering, issuance or sale of the Securities hereunder or the consummation of the transactions contemplated by this Agreement or for the due execution, delivery or performance of the Indenture by the Company, except such as have been already made or obtained or will be made or obtained prior to Closing Time under the 1933 Act, the 1933 Act Regulations or the 1939 Act and except as may be required under state securities laws in connection with the purchase and distribution of the Securities by the Underwriters.

(xx)          Possession of Licenses and Permits. The Company and its subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where failure to possess such permits, licenses, approvals, consents and other authorizations would not, singly or in the aggregate, have a Material Adverse Effect.

(xxi)         Title to Property. To its knowledge, the Company and its subsidiaries have good and marketable title to all real property owned by the Company and its subsidiaries and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (a) are described or incorporated by reference in the Disclosure Package and the Final Prospectus (b) would not, singly or in the aggregate, result in a Material Adverse Effect or (c) do not, singly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its subsidiaries.

(xxii)        Environmental Laws. Except as described or incorporated by reference in the Disclosure Package and the Final Prospectus and except as would not, singly or in the aggregate, result in a Material Adverse Effect, (A) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or, to the knowledge of the Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its subsidiaries and (D) to the actual knowledge of an officer of the Company (as determined as of the date hereof) there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its subsidiaries relating to Hazardous Materials or any Environmental Laws.

Caterpillar: Confidential Green

(xxiii)       eXtensible Business Reporting Language Data. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement, the Disclosure Package and the Final Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(xxiv)       Sanctions Laws and Regulations. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer or employee of the Company or any of its subsidiaries is a Designated Person. Each of the Company and its subsidiaries has a “Worldwide Code of Conduct” which is in full force and effect on the date hereof and which applies to all activities undertaken by all the Company’s and its subsidiaries’ employees around the world. Such Worldwide Code of Conduct includes a commitment that each of the Company and its subsidiaries, and their respective employees, “follow applicable import and export control laws when conducting business around the world,” including any Anti-Corruption Laws and Sanctions Laws and Regulations, and such commitment currently applies, and will apply, to all activities undertaken by each of the Company and its subsidiaries.

(xxv)        Officer’s Certificates. Any certificate signed by any officer of the Company or any of its subsidiaries delivered to the Representatives or to counsel for the Underwriters shall be deemed a representation and warranty by the Company to each Underwriter as to the matters covered thereby.

Section 2. Sale and Delivery to Underwriters: Closing. (A) Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from the Company, at the price set forth in Schedule B, the respective aggregate principal amounts of Securities set forth in Schedule A opposite the name of such Underwriter, plus any additional principal amount of Securities which such Underwriter may become obligated to purchase pursuant to the provisions of Section 10 hereof.

(b)          Payment. Payment of the purchase price for, and delivery of certificates for, the Securities shall be made at the offices of Underwriters’ counsel, or at such other place as shall be agreed upon by the Representatives and the Company, at 9:00 A.M. (New York, New York Time) on the third business day after the date hereof (unless postponed in accordance with the provisions of Section 10), or such other time not later than ten business days after such date as shall be agreed upon by the Representatives and the Company (such time and date of payment and delivery being herein called “Closing Time”).

Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company, against delivery to the Representatives for the respective accounts of the Underwriters of the Securities to be purchased by them. It is understood that each Underwriter has authorized the Representatives, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Securities which it has agreed to purchase. Each of Barclays Capital Inc., Citigroup Global Markets Inc. and SG Americas Securities, LLC, in each case individually and not as a Representative of the Underwriters, may (but shall not be obligated to) make payment of the purchase price for the Securities, if any, to be purchased by any Underwriter whose funds have not been received by the Closing Time, as the case may be, but such payment shall not relieve such Underwriter from its obligations hereunder. Delivery of the Securities shall be made through the facilities of The Depository Trust Company unless the Representatives shall otherwise instruct.

Caterpillar: Confidential Green

Section 3. Covenants of the Company. The Company covenants with each Underwriter as follows:

(a)         Compliance with Securities Regulations and Commission Requests. The Company, subject to Section 3(b), will comply with the requirements of Rule 424 and will notify the Representatives immediately, and confirm the notice in writing, (i) when the Final Prospectus or any supplement thereto shall have been filed (if required) with the Commission pursuant to Rule 424(b), (ii) for so long as the Securities remain unsold by the Underwriters, of the receipt of any comments from the Commission with respect to the Registration Statement, Preliminary Prospectus or Final Prospectus, or any amendment thereof or supplement thereto, or any document incorporated therein by reference, (iii) for so long as the Securities remain unsold by the Underwriters, of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Final Prospectus or for additional information and (iv) for so long as the Securities remain unsold by the Underwriters, of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any notice of objection to the use of the Registration Statement pursuant to Rule 401(g), or of any order preventing or suspending the use of any Preliminary Prospectus, or of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes. The Company will promptly after the parties hereto execute this Agreement effect the filings necessary pursuant to Rule 424(b) and will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 424(b) was received for filing by the Commission and, in the event that it was not, it will promptly file such prospectus. The Company will promptly prepare a final term sheet, containing solely a description of final terms of the Securities and the offering thereof, in a form approved by the Representatives and will file such term sheet pursuant to Rule 433(d) within the time required by such Rule. The Company will make every reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible moment.

(b)          Filing of Amendments. For so long as the Securities remain unsold by the Underwriters, the Company will give the Representatives notice of its intention to file or prepare any amendment to the Registration Statement, or any amendment, supplement or revision (including any Preliminary Prospectus or the Final Prospectus) to the Base Prospectus, whether pursuant to the 1933 Act, the 1934 Act or otherwise, will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document without the prior consent of the Representatives or counsel for the Underwriters, it being understood that such consent shall not be unreasonably withheld, conditioned or delayed.

(c)          Delivery of Registration Statement. The Company has furnished or, upon request, will deliver to counsel for the Underwriters, without charge, signed copies (which may be a conformed copy delivered electronically) of the Registration Statement as originally filed and of each amendment of the Registration Statement filed with the Commission prior to the Closing Time (including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein).

Caterpillar: Confidential Green

(d)          Delivery of Prospectuses. The Company has delivered to each Underwriter, without charge, as many copies of each Preliminary Prospectus as such Underwriter reasonably requested, and the Company hereby consents to the use of such copies for purposes permitted by the 1933 Act. If at any time prior to the filing of a final prospectus pursuant to Rule 424(b), any event occurs as a result of which the Disclosure Package would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made at such time, not misleading, the Company will (i) notify promptly the Representatives so that any use of the Disclosure Package may cease until it is amended or supplemented; (ii) amend or supplement the Disclosure Package to correct such statement or omission; and (iii) supply any amendment or supplement to you in such quantities as you may reasonably request. The Company will furnish to each Underwriter, without charge, during the period when the Final Prospectus is required to be delivered under the 1933 Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), such number of copies of the Final Prospectus (as amended or supplemented) and any supplement thereto, and each Issuer Free Writing Prospectus, as such Underwriter may reasonably request.

(e)           Continued Compliance with Securities Laws. The Company will comply with the 1933 Act and the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations and the 1939 Act and the 1939 Act Regulations so as to permit the completion of the distribution of the Securities as contemplated in this Agreement and in the Final Prospectus. If at any time when a prospectus is required by the 1933 Act to be delivered in connection with the sales of the Securities (including in circumstances where such requirement may be satisfied pursuant to Rule 172), any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriters or for the Company, to amend the Registration Statement or amend or supplement the Final Prospectus in order that the Final Prospectus will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or if it shall be necessary, in the opinion of such counsel, at any such time to amend the Registration Statement or amend or supplement the Final Prospectus in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, the Company will promptly prepare and file with the Commission, subject to Section 3(b), such amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement or the Final Prospectus comply with such requirements, and the Company will furnish to the Underwriters such number of copies of such amendment or supplement as the Underwriters may reasonably request.

(f)           Blue Sky Qualifications. The Company will use its reasonable best efforts, in cooperation with the Underwriters, to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions as the Representatives may designate and to maintain such qualifications in effect for so long as reasonably required for the distribution of the Securities; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. In each jurisdiction in which the Securities have been so qualified, the Company will file such statements and reports as may be required by the laws of such jurisdiction to continue such qualification in effect for so long as reasonably required for the distribution of the Securities. The Company will also supply the Underwriters with such information as is necessary for the determination of the legality of the Securities for investment under the laws of such jurisdiction as the Underwriters may request.

Caterpillar: Confidential Green

(g)          Rule 158. The Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its securityholders as soon as practicable an earnings statement for the purposes of, and to provide the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.

(h)          Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Disclosure Package under “Use of Proceeds.”

(i)           Reporting Requirements. The Company, during the period when the Final Prospectus is required to be delivered under the 1933 Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act Regulations.

(j)           Other Offerings. During the period beginning from the date of this Agreement and continuing to and including the Closing Time, the Company will not offer, sell, contract to sell or otherwise dispose of any debt securities of the Company which mature more than one year after such Closing Time and which are substantially similar to the Securities, without the prior written consent of the Representatives.

(k)          Free Writing Prospectuses. The Company agrees that, unless it has obtained or will obtain the prior written consent of the Representatives, and each Underwriter, severally and not jointly, agrees with the Company that, unless it has obtained or will obtain, as the case may be, the prior written consent of the Company, it has not made and will not make any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405) required to be filed by the Company with the Commission or retained by the Company under Rule 433, other than the information contained in the final term sheet prepared and filed pursuant to Section 3(a) hereof; provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of the Free Writing Prospectuses included in Schedule C hereto. Any such free writing prospectus consented to by the Representatives or the Company is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company agrees that (x) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (y) it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.

Section 4. Payments of Expenses. (A)  Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto, (ii) the preparation, printing and delivery to the Underwriters of this Agreement, the Indenture and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Securities, (iii) the preparation, issuance and delivery of the certificates for the Securities to the Underwriters, (iv) the fees and disbursements of the Company’s counsel, accountants and other advisors, (v) the qualification of the Securities under state securities laws in accordance with the provisions of Section 3(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation of the Blue Sky Survey and any supplement thereto, (vi) the printing and delivery to the Underwriters of copies of each Preliminary Prospectus and of the Final Prospectus and any amendments or supplements thereto, and of any Issuer Free Writing Prospectus, (vii) the preparation, printing and delivery to the Underwriters of copies of the Blue Sky Survey and any supplement thereto, (viii) the fees and expenses of the Trustee, including the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities, and (ix) any fees charged by investment rating companies for the ratings of the Securities and (x) all expenses incurred by the Company in connection with any “road show” presentation to potential investors.

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(b)          Termination of Agreement. If this Agreement is terminated by the Representatives in accordance with the provisions of Section 5 or Section 9(a)(i) hereof, the Company shall reimburse the Underwriters for all of their reasonable out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters; provided, however, if the Underwriters fail to purchase the Securities because of the termination of this Agreement pursuant to Section 10 or the occurrence of any event specified in clauses (ii), (iv) or (v) of Section 9(a), the Company shall not be responsible for the expenses of any of the Underwriters as described above.

Section 5. Conditions of Underwriters’ Obligations. The obligations of the several Underwriters hereunder are subject to the accuracy of the representations and warranties of the Company contained in Section 1 hereof as of the Execution Time and the Closing Time or in certificates of any officer of the Company delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions.

(a)          Final Prospectus and Registration Statement. The Final Prospectus, and any supplement thereto, have been filed in the manner and within the time period required by Rule 424(b); the final term sheet contemplated by Section 3(a) hereof, and any other material required to be filed by the Company pursuant to Rule 433(d) under the 1933 Act, shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; and at Closing Time no stop order suspending the effectiveness of the Registration Statement and no notice objecting to its use shall have been issued under the 1933 Act or proceedings therefor initiated or, to the knowledge of the Company, threatened by the Commission, and any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of counsel to the Underwriters.

(b)          Opinion of Counsel for Company. At Closing Time, the Representatives shall have received the favorable opinion, dated as of Closing Time, of Nicole M. Puza, Associate General Counsel of the Company, in the form attached hereto as Exhibit A, together with signed or reproduced copies of such letter for each of the other Underwriters and to such further effect as counsel to the Underwriters may reasonably request.

(c)          Opinion of Counsel for Underwriters. At Closing Time, the Representatives shall have received the favorable opinion, dated as of Closing Time, of Davis Polk & Wardwell LLP, counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters with respect to the incorporation of the Company, the Securities, the Indenture, the Registration Statement, the Disclosure Package and the Final Prospectus and other related matters as the Representatives may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters. In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York and the federal law of the United States and the General Corporation Law of the State of Delaware, upon the opinions of counsel satisfactory to the Representatives. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and its subsidiaries and certificates of public officials.

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(d)          Officers’ Certificate. At Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Disclosure Package, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the Representatives shall have received a certificate of a Group President, Senior Vice President or the Treasurer of the Company and of the chief financial or chief accounting officer of the Company, dated as of Closing Time, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties in Section 1(a) hereof are true and correct with the same force and effect as though expressly made at and as of Closing Time, (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to Closing Time and (iv) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated by the Commission.

(e)          Accountants’ Comfort Letter. At the time of the execution of this Agreement, the Representatives shall have received from PricewaterhouseCoopers LLP a letter dated such date, in form and substance satisfactory to the Representatives and PricewaterhouseCoopers LLP, together with signed or reproduced copies of such letter for each of the other Underwriters containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement, the Disclosure Package and the Final Prospectus, except that the specified cut-off date for procedures referred to shall be no earlier than three business days before the date of this Agreement.

(f)          Bring-down Comfort Letter. At Closing Time, the Representatives shall have received from PricewaterhouseCoopers LLP a letter, dated as of Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (e) of this Section, except that the specified cut-off date for procedures referred to shall be no earlier than the date of this Agreement.

All references in this Section 5(e) and (f) to the Disclosure Package and the Final Prospectus include any amendment or supplement thereto at the date of the applicable letter.

(g)          Maintenance of Rating. At Closing Time, the Securities shall be rated at least “A3” by Moody’s Investors Service, Inc. (“Moody’s”), “A” by S&P Global Ratings (“S&P”) and “A” by Fitch Ratings, Inc. (“Fitch”), and since the date of this Agreement, there shall not have occurred a downgrading in the rating assigned to the Securities or any of the Company’s other debt securities by any “nationally recognized statistical rating organization,” as that term is defined in Section 3(a)(62) of the 1934 Act, and no such organization shall have publicly announced that it has under surveillance or review its rating of the Securities or any of the Company’s other debt securities.

(h)          Additional Documents. At Closing Time, counsel for the Underwriters shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated shall be reasonably satisfactory in form and substance to the Representatives and counsel for the Underwriters.

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(i)           Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Representatives by notice to the Company at any time at or prior to Closing Time and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 6, 7 and 8 shall survive any such termination and remain in full force and effect.

Section 6. Indemnification. (A) Indemnification of Underwriters. The Company agrees to indemnify and hold harmless each Underwriter and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i)            against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of or based upon any untrue statement or alleged untrue statement of a material fact included in the Base Prospectus, any Preliminary Prospectus or any other preliminary prospectus supplement relating to the Securities, the Final Prospectus or any Issuer Free Writing Prospectus, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii)            against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 6(d) below) such settlement is effected with the written consent of the Company; and

(iii)           against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Representatives), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that the Company shall not be liable for any of the indemnification obligations presented in this Section 6(a) to the extent that any such loss, liability, claim, damage or expense arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Underwriter through the Representatives, it being understood and agreed that the only such information furnished by any Underwriter through the Representatives consists of the information covered in section (B) below.

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(b)          Indemnification of Company, Directors and Officers. Each Underwriter severally agrees to indemnify and hold harmless the Company, its directors, each of its officers who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), or the Base Prospectus, any Preliminary Prospectus or any other preliminary prospectus supplement relating to the Securities, the Final Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives expressly for use therein, it being understood and agreed that the only such information furnished by any Underwriter through the Representatives consists of the following information in the Disclosure Package and the Final Prospectus: the information regarding the delivery of the Securities appearing in the sixth paragraph of the cover page; the information regarding the underwriters’ offering price, concession and reallowance figures in the fourth paragraph under the caption “Underwriting”; the statement regarding market making by certain of the Underwriters in the third sentence of the eighth paragraph under the caption “Underwriting”; and the description of stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids appearing in the ninth and tenth paragraphs under the caption “Underwriting.”

(c)          Actions Against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 6(a) above, counsel to the indemnified parties shall be selected by the Representatives, and, in the case of parties indemnified pursuant to Section 6(b) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 6 or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)            Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 6(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

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Section 7. Contribution. If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other hand from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Underwriters on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company on the one hand and the Underwriters on the other hand in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company and the total underwriting discount received by the Underwriters, in each case as set forth on the cover of the Final Prospectus, bear to the aggregate initial public offering price of the Securities as set forth on such cover.

The relative fault of the Company on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 7, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

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For purposes of this Section 7, each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as such Underwriter, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company. The Underwriters’ respective obligations to contribute pursuant to this Section 7 are several in proportion to the respective principal amounts of Securities set forth opposite their respective names in Schedule A hereto and not joint.

Section 8. Representations, Warranties and Agreements to Survive Delivery. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of its subsidiaries submitted pursuant hereto shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any Underwriter or controlling person, or by or on behalf of the Company, and shall survive delivery of the Securities to the Underwriters.

Section 9. Termination of Agreement. (A) Termination; General. The Representatives may terminate this Agreement, by notice to the Company, at any time at or prior to Closing Time (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Disclosure Package, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representatives, impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the New York Stock Exchange, or (iv) if trading generally on the New York Stock Exchange or the Nasdaq Stock Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission or any other Governmental authority, or (v) if a banking moratorium has been declared by either Federal or New York authorities.

(b)          Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 6, 7, 8, 15, 17 and 19 shall survive such termination and remain in full force and effect.

Section 10. Default by One or More of the Underwriters. If one or more of the Underwriters shall fail at Closing Time to purchase the Securities which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Representatives shall have the right, within 24 hours thereafter, to make arrangements for one or more of the nondefaulting Underwriters, or any other Underwriters, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representatives shall not have completed such arrangements within such 24-hour period, then:

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(a)          if the number of Defaulted Securities does not exceed 10% of the aggregate principal amount of the Securities to be purchased hereunder, each of the nondefaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or

(b)          if the number of Defaulted Securities exceeds 10% of the aggregate principal amount of the Securities to be purchased hereunder, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter.

No action taken pursuant to this Section shall relieve any defaulting Underwriter from liability with respect to its default.

In the event of any such default which does not result in a termination of this Agreement, either the Representatives or the Company shall have the right to postpone the Closing Time for a period not exceeding seven days in order to effect any required changes in the Registration Statement or Final Prospectus or in any other documents or arrangements. As used herein, the term “Underwriter” includes any person substituted for any Underwriter under this Section 10.

Section 11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication or electronic communication.

Notices to the Underwriters shall be directed to the Representatives at the addresses provided in Schedule B hereto.

Notices to the Company shall be directed to it at Caterpillar Inc., c/o Treasurer, 5205 N O'Connor Blvd Ste. 100, Irving, TX 75039; with a copy to: Caterpillar Inc., c/o Treasury Counsel, 5205 N O'Connor Blvd Ste. 100, Irving, TX 75039.

Section 12. Parties. This Agreement shall each inure to the benefit of and be binding upon the Underwriters and the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters and the Company and their respective successors and the controlling persons and officers and directors referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters and the Company and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Underwriter shall be deemed to be a successor by reason merely of such purchase.

Section 13. No Fiduciary Duty. The Company hereby acknowledges that (a) the purchase and sale of the Securities pursuant to this Agreement is an arms’-length commercial transaction between the Company, on the one hand, and the Underwriters, on the other, (b) the Underwriters are acting as principal and not as agent or fiduciary of the Company and (c) the Company’s engagement of the Underwriters in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether any of the Underwriters has advised or is currently advising the Company on related or other matters). The Company agrees that it will not claim that the Underwriters have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

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Section 14. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Underwriters, or any of them, with respect to the subject matter hereof.

Section 15. Governing Law and Time. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

SPECIFIED TIMES OF DAY REFER TO NEW YORK, NEW YORK TIME.

Section 16. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

Section 17. Waiver of Jury Trial. Each party to this Agreement hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to a trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated thereby.

Section 18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 19. Recognition of the U.S. Special Resolution Regimes.

(A)          In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(B)          In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

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As used in this Section 19, “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k); “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b); “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable; and “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

Section 20. Contractual Recognition of U.K. Bail-in.

(a)         Notwithstanding and to the exclusion of any other term of this Agreement or any other agreements, arrangements, or understanding between the Underwriters and the Company, the Company acknowledges and accepts that a U.K. Bail-in Liability arising under this Agreement may be subject to the exercise of U.K. Bail-in Powers by the relevant U.K. resolution authority, and acknowledges, accepts, and agrees to be bound by:

(i)            the effect of the exercise of U.K. Bail-in Powers by the relevant U.K. resolution authority in relation to any U.K. Bail-in Liability of the Underwriters to the Company under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:

(A)           the reduction of all, or a portion, of the U.K. Bail-in Liability or outstanding amounts due thereon;

(B)            the conversion of all, or a portion, of the U.K. Bail-in Liability into shares, other securities or other obligations of Underwriters or another person (and the issue to or conferral on the Company of such shares, securities or obligations);

(C)            the cancellation of the U.K. Bail-in Liability;

(D)            the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period;

(ii)            the variation of the terms of this Agreement, as deemed necessary by the relevant U.K. resolution authority, to give effect to the exercise of U.K. Bail-in Powers by the relevant U.K. resolution authority.

As used in this Section 20, “U.K. Bail-in Legislation” means Part I of the U.K. Banking Act 2009 and any other law or regulation applicable in the U.K. relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings). “U.K. Bail-in Liability” means a liability in respect of which the U.K. Bail-in Powers may be exercised. “U.K. Bail-in Powers” means the powers under the U.K. Bail-in Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or affiliate of a bank or investment firm, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person such liability, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of such liability.

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Section 21. Definitions. The terms which follow, when used in this Agreement, shall have the meanings indicated.

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“1939 Act” shall mean the Trust Indenture Act of 1939, as amended.

“Anti-Corruption Laws” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended, and all applicable laws, rules, and regulations of any applicable jurisdiction concerning or relating to bribery, corruption or money laundering.

“Base Prospectus” shall mean the base prospectus referred to in Section 1(i) contained in the Registration Statement at the Execution Time.

“Business Day” shall mean any day other than a Saturday, a Sunday or legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City.

“Commission” shall mean the Securities and Exchange Commission.

“Designated Person” means a person: (i) listed in the annex to, or otherwise the subject of the provisions of, any Executive Order; (ii) named as a “Specially Designated National and Blocked Person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list (or given a similar designation by an applicable Governmental Authority in Ireland or Japan) (each, an “SDN”), or is otherwise the subject of any Sanctions Laws and Regulations; or (iii) in which an SDN has 50% or greater ownership interest or that is otherwise controlled by an SDN.

“Disclosure Package” shall mean (i) the Base Prospectus, (ii) the Preliminary Prospectus used most recently prior to the Execution Time, (iii) the Issuer Free Writing Prospectuses, if any, identified in Schedule D hereto, (iv) the final term sheet prepared and filed pursuant to Section 3(a) hereto, if any, and (v) any other Free Writing Prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package.

“Effective Date” shall mean each date and time that the Registration Statement and any post-effective amendment or amendments thereto became or become effective.

“Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

“Final Prospectus” shall mean the prospectus supplement relating to the Securities that was first filed pursuant to Rule 424(b) after the Execution Time, together with the Base Prospectus.

“Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405.

Caterpillar: Confidential Green

“Issuer Free Writing Prospectus” shall mean an issuer free writing prospectus, as defined in Rule 433.

“Preliminary Prospectus” shall mean any preliminary prospectus supplement to the Base Prospectus referred to in Section 1(i) of this Agreement, which is used prior to the filing of the Final Prospectus, together with the Base Prospectus.

“Registration Statement” shall mean the registration statement referred to in Section 1(i) of this Agreement, including exhibits and financial statements and any prospectus supplement relating to the Securities that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended on each Effective Date and, in the event any post-effective amendment thereto becomes effective prior to the Closing Date, shall also mean such registration statement as so amended.

“Rule 158”, “Rule 163”, “Rule 164”, “Rule 172”, “Rule 401”, “Rule 405”, “Rule 415”, “Rule 424”, “Rule 430B” and “Rule 433” refer to such rules under the 1933 Act.

“Sanctions Laws and Regulations” shall mean (i) any sanctions, prohibitions or requirements imposed by any executive order (an “Executive Order”) or by any sanctions program administered by the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”), the U.S. State Department or the U.S. Department of Commerce; and (ii) any sanctions measures imposed by the United Nations Security Council, the European Union, the United Kingdom, Ireland, Australia or Japan.

“Well-Known Seasoned Issuer” shall mean a well-known seasoned issuer, as defined in Rule 405.

Caterpillar: Confidential Green

Accepted as of the date hereof:

Very truly yours,

CATERPILLAR INC.

By:	/s/ Patrick T. McCartan
	Name:	Patrick T. McCartan
	Title:	Vice President and Treasurer

[Signature page to Underwriting Agreement]

Caterpillar: Confidential Green

Accepted as of the date hereof:

As a Representative of the Several Underwriters

Barclays Capital Inc.

By:	/s/ Kenneth Chang
	Name:	Kenneth Chang
	Title:	MD

[Signature page to Underwriting Agreement]

Caterpillar: Confidential Green

Accepted as of the date hereof:

As a Representative of the Several Underwriters

Citigroup Global Markets Inc.

By:	/s/ Adam D. Bordner
	Name:	Adam D. Bordner
	Title:	Managing Director

[Signature page to Underwriting Agreement]

Caterpillar: Confidential Green

Accepted as of the date hereof:

As a Representative of the Several Underwriters

SG Americas Securities, LLC

By:	/s/ Michael Shapiro
	Name:	Michael Shapiro
	Title:	Head of Debt Capital Markets

[Signature page to Underwriting Agreement]

Caterpillar: Confidential Green

EXHIBIT A

Form of Opinion of Counsel for the Company

Caterpillar: Confidential Green

Ex A-1

May 12, 2025

Barclays Capital Inc.,

Citigroup Global Markets Inc.

and SG Americas Securities, LLC

as Representatives of the several Underwriters, c/o

Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

SG Americas Securities, LLC

245 Park Avenue

New York, New York 10167

Re: Caterpillar Inc.

Ladies and Gentlemen:

I am furnishing you this opinion pursuant to Section 5(b) of the Underwriting Agreement, dated May 12, 2025, between Caterpillar Inc. (the “Company”) and the several Underwriters named in Schedule A thereto (the “Underwriters”), providing for the sale by the Company and the purchase by the Underwriters of $[___________] aggregate principal amount of its [_____]% Senior Notes due 2035 (the “2035 Notes”) and [___________] aggregate principal amount of its [_____]% Senior Notes due 2055 (the “2055 Notes” and together with the 2035 Notes, the “Securities”) issued pursuant to the Indenture, dated as of May 1, 1987, as amended and supplemented to the date hereof (as so amended and supplemented, the “Indenture”), between the Company and U.S. Bank National Association, as successor Trustee (the “Trustee”). I have acted as counsel for the Company and as such have participated in and am familiar with the corporate proceedings relating to the sale of the Securities by the Company. Unless otherwise defined herein, capitalized terms defined in the Underwriting Agreement shall have the same respective meanings when used herein.

In this regard, I have examined the following documents:

Caterpillar: Confidential Green

Ex A-1

a.            an executed copy of the Underwriting Agreement;

b.            the Registration Statement and the documents incorporated by reference therein;

c.            the Disclosure Package and the documents incorporated by reference therein;

d.            the Final Prospectus and the documents incorporated by reference therein;

e.            the Securities in global form as executed by the Company;

f.            an executed copy of the Indenture; and

g.            the documents delivered to you by the Company at the closing pursuant to the Underwriting Agreement, including copies of the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws certified by the Secretary of State of the State of Delaware and the corporate secretary of the Company, respectively.

In addition, I have examined the originals, or copies certified to my satisfaction, of such other corporate records of the Company, certificates of public officials, and agreements, instruments and such other documents, and have conducted such other investigations of fact and law, as I have deemed appropriate as a basis for the opinions expressed below.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth below, it is my opinion that:

i.            The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware with corporate power and authority to own its properties and conduct its business as described in the Disclosure Package and the Final Prospectus;

ii.            The Company has an authorized capitalization as set forth in the Disclosure Package and the Final Prospectus;

iii.           The Company has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of the State of Illinois;

iv.           I do not know of any litigation or any governmental proceeding instituted or threatened against the Company or any of its consolidated subsidiaries that, in my opinion, is reasonably likely to result in a judgment or decree having a Material Adverse Effect or otherwise be required to be disclosed in the Registration Statement which is not disclosed and accurately summarized, in all material respects, in the Disclosure Package;

Caterpillar: Confidential Green

Ex A-2

v.            The Underwriting Agreement has been duly authorized, executed and delivered by the Company;

vi.           The Securities have been duly authorized by all necessary corporate action of the Company and, when duly executed and delivered by the Company, duly authenticated by the Trustee and delivered against the payment of the purchase price therefor as provided in the Underwriting Agreement, will constitute valid and binding obligations of the Company entitled to the benefits provided by the Indenture, subject to limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the enforcement of creditors’ rights generally, and to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

vii.          The Indenture has been duly authorized, executed and delivered by the Company, and, assuming the due authorization, execution and delivery by the Trustee, constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law; and the Indenture has been duly qualified under the 1939 Act;

viii.         The issue and sale of the Securities and the compliance by the Company with all of the provisions of the Securities, the Indenture and the Underwriting Agreement, and the consummation of the transactions therein contemplated, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any agreement or instrument known to me to which the Company is a party or by which the Company is bound, and which conflicts, breaches and defaults, if any, would individually or in the aggregate have a Material Adverse Effect; nor will such action result in any violation of the provisions of the Restated Certificate of Incorporation or the Bylaws of the Company or any statute of the United States of America, the State of New York or the State of Delaware that are applicable to transactions of the type contemplated by the Underwriting Agreement and the Indenture (provided that I express no opinion as to compliance with the 1933 Act, the 1934 Act, the 1939 Act, the Delaware Securities Act, the Bankruptcy Code of 1978, as amended, with respect to any proceeding in which the Company is the debtor, or with any state securities or Blue Sky laws) or, to my knowledge, any order of any court or governmental agency or body of the United States of America or the State of Delaware; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Securities by the Company or the consummation by the Company of the other transactions contemplated by the Underwriting Agreement or the Indenture, except such as have been obtained under the 1933 Act and the 1939 Act (but I express no opinion relating to any state securities or Blue Sky laws);

Caterpillar: Confidential Green

Ex A-3

ix.           The documents incorporated by reference in the Final Prospectus (other than the financial statements and related schedules and other financial data therein, and management’s report on the effectiveness of internal control over financial reporting included therein, as to which I express no opinion or belief), when they were filed with the Commission, complied as to form in all material respects with the requirements of the 1933 Act or the 1934 Act, as applicable, and the rules and regulations of the Commission thereunder;

x.            The Registration Statement, as of the date on which any part thereof became effective, and the Final Prospectus, as of the date hereof (other than the financial statements and related schedules and other financial data therein, management’s report on the effectiveness of internal control over financial reporting included therein and Exhibit 25 to the Registration Statement, as to which I express no opinion or belief) complied or complies as to form in all material respects with the requirements of the 1933 Act and the 1939 Act and the rules and regulations thereunder; and

xi.           The statements made in the Base Prospectus under the captions “Description of Debt Securities” and “Plan of Distribution” taken together with the statements made in the Final Prospectus under the captions “Description of the Notes,” “Underwriting (Conflicts of Interest)” and “Certain United States Federal Tax Consequences” are accurate summaries, in all material respects, of the matters therein set forth insofar as they relate to the provisions of the Securities, the Indenture, the Underwriting Agreement and certain U.S. federal income tax consequences of an investment in the Securities and fairly present the information called for with respect thereto by the 1933 Act and the rules and regulations thereunder.

In addition, while I make no representation that I have independently verified the accuracy or completeness of the information contained in the documents incorporated by reference in the Disclosure Package and the Final Prospectus, no facts have come to my attention that have caused me to believe that any of such documents (other than the financial statements and related schedules and other financial data therein, and management’s report on the effectiveness of internal control over financial reporting included therein, as to which I express no opinion or belief), when they were so filed, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such documents were so filed, not misleading, in each case after excluding any statement in any such documents which does not constitute part of the Registration Statement, the Disclosure Package, or the Final Prospectus pursuant to Rule 412 of Regulation C under the 1933 Act; and further, while I make no representation that I have independently verified the accuracy or completeness of the information contained in the Registration Statement, the Disclosure Package and the Final Prospectus (other than as provided under the captions identified in paragraph (xi) hereof), (i) no facts have come to my attention that have caused me to believe that any part of the Registration Statement, insofar as relevant to the offering of the Securities, as of the date on which such part became effective, or the Disclosure Package, as of the Execution Time, or the Final Prospectus, as of its date or as of the date hereof (other than the financial statements and related schedules and other financial data therein, management’s report on the effectiveness of internal control over financial reporting included therein and Exhibit 25 to the Registration Statement, as to which I express no opinion or belief), contained or contains an untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case after excluding any statement in any such document which does not constitute part of the Registration Statement, the Disclosure Package or the Final Prospectus pursuant to Rule 412 of Regulation C under the 1933 Act; and (ii) I do not know of any contracts or other documents of a character required to be filed as an exhibit to the Registration Statement or required to be incorporated by reference into the Final Prospectus or required to be described in the Registration Statement or the Final Prospectus which are not filed or incorporated by reference or described as required.

Caterpillar: Confidential Green

Ex A-4

With your permission, I have assumed the following:

1	the authenticity of original documents and the genuineness of all signatures;

2.	the conformity to the originals of all documents submitted to me as copies;

3.	the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in the records, documents, instruments and certificates I have reviewed; and

4.	that, except as specifically covered in the opinions set forth above, the documents referred to herein were duly authorized, executed and delivered on behalf of the respective parties thereto and that such documents are legal, valid and binding obligations of such parties.

Whenever a statement herein is qualified by the phrases “I do not know,” “I have no reason to believe,” “known to me” or “to my knowledge,” it is intended to indicate that, during the course of my representation of the Company, no information that would give me current actual knowledge of the inaccuracy of such statement has come to my attention as I have rendered legal services in connection with the representation described in the introductory paragraph of this opinion. However, I have not undertaken any independent investigation to determine the accuracy of such statement, and any limited inquiry or review undertaken by me during the preparation of this opinion should not be regarded as such an independent investigation; no inference as to my knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of my representation of the Company.

My opinion that any document is valid, binding or enforceable is qualified as to:

1.	limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the enforcement of creditors’ rights generally;

Caterpillar: Confidential Green

Ex A-5

2.	the possibility that certain covenants and provisions for the acceleration of the maturity of the Securities may not be enforceable if enforcement would be unreasonable under the then existing circumstances; and

3.	general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

The foregoing opinions are limited to the federal law of the United States of America, the law of the State of Illinois and the General Corporation Law of the State of Delaware. In rendering the opinions expressed herein insofar as they relate agreements and instruments governed by laws other than the law of the State of Illinois: (i) I have assumed with your permission that all courts of competent jurisdiction would enforce such agreements and instruments as written and would apply the internal laws of the State of Illinois without giving effect to any choice of law provisions contained therein or any choice of law principles that would result in application of the internal laws of any other state, (ii) to the extent that any questions of legality or legal construction have arisen in connection with my review, I have applied the laws of the State of Illinois in resolving such questions.

This opinion letter is limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly set forth herein. The opinions expressed herein are being furnished to you, as Representatives of the Underwriters, solely for the benefit of the Underwriters in their capacity as such in connection with the offering of the Securities. This opinion letter is not to be relied on by or furnished to any other person or used, circulated, quoted or otherwise referred to for any other purpose without my prior written approval. I assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Sincerely,

Nicole M. Puza

Caterpillar: Confidential Green

Ex A-6

Schedule A

Underwriter	Principal Amount of 2035 Notes	Principal Amount of 2055 Notes
Barclays Capital Inc.	$340,000,000	$60,000,000
Citigroup Global Markets Inc.	340,000,000	60,000,000
SG Americas Securities, LLC	340,000,000	60,000,000
BofA Securities, Inc.	56,667,000	10,000,000
MUFG Securities Americas Inc.	56,667,000	10,000,000
J.P. Morgan Securities LLC	56,666,000	10,000,000
BNP Paribas Securities Corp.	41,310,000	7,290,000
HSBC Securities (USA) Inc.	41,310,000	7,290,000
ING Financial Markets LLC	41,310,000	7,290,000
Lloyds Securities Inc.	41,310,000	7,290,000
TD Securities (USA) LLC	41,310,000	7,290,000
U.S. Bancorp Investments, Inc.	41,310,000	7,290,000
Academy Securities, Inc.	36,380,000	6,420,000
Commerz Markets LLC	31,620,000	5,580,000
Scotia Capital (USA) Inc.	29,070,000	5,130,000
Standard Chartered Bank	26,690,000	4,710,000
Wells Fargo Securities, LLC	26,690,000	4,710,000
SMBC Nikko Securities America, Inc.	24,310,000	4,290,000
ANZ Securities, Inc.	14,620,000	2,580,000
ICBC Standard Bank Plc	14,620,000	2,580,000
Santander US Capital Markets LLC	14,620,000	2,580,000
BBVA Securities Inc.	12,070,000	2,130,000
Mischler Financial Group, Inc.	12,070,000	2,130,000
Itau BBA USA Securities, Inc.	9,690,000	1,710,000
Westpac Capital Markets LLC	9,690,000	1,710,000
Total:	$1,700,000,000	$300,000,000

Caterpillar: Confidential Green

Sch A-1

Schedule B

$1,700,000,000 5.200% Senior Notes due 2035
$300,000,000 5.500% Senior Notes due 2055

Purchase Price by Underwriters:

1)	99.280% of the principal amount of the 2035 Notes, plus accrued interest, if any, from May 15, 2025

2)	96.224% of the principal amount of the 2055 Notes, plus accrued interest, if any, from May 15, 2025

Names and Addresses of the Representatives for Notice Purposes:

1)	Barclays Capital Inc., 745 Seventh Avenue, New York, New York 10019, Attention: Syndicate Registration or facsimile 646-834-8133;

2)	Citigroup Global Markets Inc., 388 Greenwich Street, New York NY 10013, Attention: General Counsel or facsimile: 646-291-1469; and

3)	SG Americas Securities, LLC, 245 Park Avenue, New York, New York 10167, Attention: High Grade Syndicate Desk or email to us-glfi-syn-cap@sgcib.com.

Caterpillar: Confidential Green

Sch B-1

Schedule C

Issuer Free Writing Prospectus supplementing the

Preliminary Prospectus Supplement dated May 12, 2025

and the Prospectus dated December 13, 2024

Filed Under Rule 433

Registration No. 333-283791

May 12, 2025

Caterpillar Inc.
Pricing Term Sheet
$2,000,000,000 aggregate principal amount

$1,700,000,000 5.200% Senior Notes due 2035 (the “2035 Notes”)
$300,000,000 5.500% Senior Notes due 2055 (the “2055 Notes”)

Issuer:	Caterpillar Inc.

Securities:	5.200% Senior Notes due 2035 5.500% Senior Notes due 2055

Principal Amount:	2035 Notes: $1,700,000,000 2055 Notes: $300,000,000

Maturity Date:	2035 Notes: May 15, 2035 2055 Notes: May 15, 2055

Coupon:	2035 Notes: 5.200% 2055 Notes: 5.500%

Price to Public:	2035 Notes: 99.730% 2055 Notes: 97.099%

Yield to Maturity:	2035 Notes: 5.235% 2055 Notes: 5.703%

Spread to Benchmark Treasury:	2035 Notes: +78 basis points 2055 Notes: +80 basis points

Benchmark Treasury:	2035 Notes: UST 4.250% due May 15, 2035 2055 Notes: UST 4.625% due February 15, 2055
Benchmark Treasury Price and Yield:	2035 Notes: 98-11+; 4.455% 2055 Notes: 95-21+; 4.903%

Interest Payment Dates:	2035 Notes: May 15 and November 15, commencing November 15, 2025 2055 Notes: May 15 and November 15, commencing November 15, 2025

Caterpillar: Confidential Green

Sch D-1

Optional Redemption:

2035 Notes:

Make-Whole Call: At any time prior to February 15, 2035 at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 15 bps

Par Call: On or after February 15, 2035 at 100%

2055 Notes:

Make-Whole Call: At any time prior to November 15, 2054 at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 15 bps

Par Call: On or after November 15, 2054 at 100%

Use of Proceeds:	The Company intends to use the net proceeds of this offering for general corporate purposes, which may include the repayment of existing indebtedness.

Expected Settlement Date**:	T+3; May 15, 2025

CUSIP / ISIN:	2035 Notes: 149123 CL3 / US149123CL34 2055 Notes: 149123 CM1 / US149123CM17

Expected Ratings*:	A2 (Positive) by Moody’s Investors Services, Inc. A (Stable) by S&P Global Ratings A+ (Stable) by Fitch Ratings, Inc.

Caterpillar: Confidential Green

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. SG Americas Securities, LLC BofA Securities, Inc. J.P. Morgan Securities LLC MUFG Securities Americas Inc.

Co-Managers:

BNP Paribas Securities Corp.

HSBC Securities (USA) Inc.

ING Financial Markets LLC

Lloyds Securities Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Academy Securities, Inc.

Commerz Markets LLC

Scotia Capital (USA) Inc.

Standard Chartered Bank

Wells Fargo Securities, LLC

SMBC Nikko Securities America, Inc.

ANZ Securities, Inc.

ICBC Standard Bank Plc

Santander US Capital Markets LLC

BBVA Securities Inc.

Mischler Financial Group, Inc.

Itau BBA USA Securities, Inc.

Westpac Capital Markets LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**Note: It is expected that delivery of the securities will be made to investors on or about May 15, 2025, which will be the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any date prior to the business day before delivery of the securities will be required, by virtue of the fact that the securities initially will settle in T+3, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the securities who wish to trade the securities prior to the delivery of the securities should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at 1-888-603-5847, Citigroup Global Markets Inc. at 1-800-831-9146 or SG Americas Securities, LLC at 1-855-881-2108.

This pricing term sheet supplements, and should be read in conjunction with, the issuer’s preliminary prospectus supplement dated May 12, 2025 (the “Preliminary Prospectus Supplement”) and the accompanying prospectus dated December 14, 2024 and the documents incorporated or deemed to be incorporated by reference therein.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

Caterpillar: Confidential Green

Schedule D

Issuer Free Writing Prospectuses:

None.

Caterpillar: Confidential Green